GulfMark Offshore Announces

CFO Retirement - Appointment

HOUSTON, June 29, 2009 (GLOBE NEWSWIRE) -- GulfMark Offshore, Inc. (NYSE:GLF) announced today that after 10 years with the company, Edward A. Guthrie, GulfMark’s Executive Vice President and Chief Financial Officer, is retiring effective today. Mr. Guthrie joined the company in 1999. “Ed has been a tremendous asset to GulfMark throughout the years; we thank him for his unwavering dedication and substantial contributions to the company and we wish him well in his retirement. We are pleased to say that Ed will be available as an advisor to the company, although we intend to insure that Ed enjoys his retirement” commented Bruce Streeter, President and CEO. Prior to joining GulfMark Mr. Guthrie served for a period of 25 years in a number of capacities at Cliffs Drilling Company and its former parent, and was Vice President-Finance and Chief Financial Officer prior to Cliffs’ merger with R&B Falcon Corporation.

As previously announced, the company has appointed Mr. Quintin V. Kneen to replace Ed as Chief Financial Officer. Mr. Kneen is a senior financial professional with substantial experience in corporate accounting and finance. Mr. Kneen was named Senior Vice President – Finance and Administration of the company in December 2008 after joining the company in June 2008 as Vice President – Finance. Previously, he was Vice President-Finance and Investor Relations for Grant Prideco, Inc., serving in executive finance positions at Grant Prideco since June 2003. Prior to joining Grant Prideco, Mr. Kneen held executive finance positions at Azurix Corp. and was an Audit Manager with the Houston office of Price Waterhouse LLP. He holds an MBA from Rice University and a BBA in Accounting from Texas A&M University.  Mr. Kneen is a Certified Public Accountant and a Chartered Financial Analyst.

GulfMark Offshore, Inc. provides marine transportation services to the energy industry through a fleet of offshore support vessels serving every major offshore energy market throughout the world.

Contact:

Quintin V. Kneen, Senior Vice President – Finance and Administration
E-mail: Quintin.Kneen@GulfMark.com
(713) 963-9522

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors.  Among the factors that could cause actual results to differ materially are: price of oil and gas and their effect on industry conditions; industry volatility; fluctuations in the size of the offshore marine vessel fleet in areas where GulfMark operates; changes in competitive factors; delay or cost overruns on construction projects and other material factors that are described from time to time in the GulfMark’s filings with the SEC, including its Form 10-K for the quarter and year ended December 31, 2008. Consequently, the forward-looking statements contained herein should not be regarded as representations that the projected outcomes can or will be achieved.